EXHIBIT 21.1

LIST OF SUBSIDIARIES
FACEBOOK, INC.
Andale, Inc. (Delaware)
Cassin Networks ApS (Denmark)
Edge Network Services Limited (Ireland)
Facebook International Operations Limited (Ireland)
Facebook Ireland Holdings Unlimited (Ireland)
Facebook Ireland Limited (Ireland)
Facebook Operations, LLC (Delaware)
Facebook Sweden Holdings AB (Sweden)
Facebook Technologies, LLC (Delaware)
FCL Tech Limited (Ireland)
Global Holdings I Inc. (Delaware)
Global Holdings I LLC (Delaware)
Global Holdings II LLC (Delaware)
Greater Kudu LLC (Delaware)
Instagram, LLC (Delaware)
KUSU PTE. Ltd. (Singapore)
Malkoha PTE Ltd. (Singapore)
Morning Hornet LLC (Delaware)
Parse, LLC (Delaware)
Pinnacle Sweden AB (Sweden)
Raven Northbrook LLC (Delaware)
Runways Information Services Ltd (Ireland)
Scout Development LLC (Delaware)
Siculus, Inc. (Delaware)
Sidecat LLC (Delaware
Stadion LLC (Delaware)
Starbelt LLC (Delaware)
Vitesse, LLC (Delaware)
WhatsApp Inc. (Delaware)
Winner LLC (Delaware)